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FORM 4                                                     OMB APPROVAL
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                                                  OMB Number:          3235-0287
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------




                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
Goyal             Pritchart           K.         Network Associates, for "NETA"                  Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
c/o Network Associates, Inc.                    Number of Reporting        Month/Year          X  Officer (give    Other (Specify
3965 Freedom Circle                                Person (Voluntary)        October/1998        ----        title ---       below)
---------------------------------------------                             ------------------                below)
                 (Street)                                                 5. If Amendment,          Chief Financial Officer
Santa Clara          CA             95054                                   Date of Original       --------------------------------
---------------------------------------------                                (Month/Year)
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                    10/22/98   M            10,000    A         $15.1852
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Common Stock                    10/22/98   S            10,000    D         $40.00
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Common Stock                    10/22/98   M            5,000     A         $15.1852
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Common Stock                    10/22/98   S            5,000     D         $40.00
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Common Stock                    10/23/98   M            1,000     A         $15.1852
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Common Stock                    10/23/98   S            1,000     D         $39.0625
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Common Stock                    10/23/98   M            4,000     A         $15.1852
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Common Stock                    10/23/98   S            4,000     D         $39.0625
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Common Stock                    10/26/98   M            7,000     A         $15.1852
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Common Stock                    10/26/98   S            7,000     A         $30.5625
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Common Stock                    10/26/98   M            3,000     A         $15.1852
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Common Stock                    10/26/98   S            3,000     D         $39.5625
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Response)                       (8/96)

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FORM 4 (continued)

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
Common Stock                    10/26/98   M            5,000     A         $15.1852
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Common Stock                    10/26/98   S            5,000     D         $39.5625
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Common Stock                    10/27/98   M            10,000    A         $15.1852
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Common Stock                    10/27/98   S            10,000    D         $39.0625
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Common Stock                    10/27/98   M            20,000    A         $15.1852
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Common Stock                    10/27/98   S            20,000    D         $39.0625
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                                                                          (Over)
                                                                 SEC 1474 (7-96)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
4(b)(v).



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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                       (E.G., PUTS, CALLS, WARRANTS,OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 4)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Employee Stock Option
(right to buy)             $15.1852     10/22/98      M                  D        (1)  3/04/06  Common S.   10,000       $40.00
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Employee Stock Option
(right to buy)             $15.1852     10/22/98      M                  D        (1)  3/04/06  Common S.    5,000       $40.00
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Employee Stock Option
(right to buy)             $15.1852     10/23/98      M                  D        (1)  3/04/06  Common S.    1,000      $39.0625
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Employee Stock Option
(right to buy)             $15.1852     10/23/98      M                  D        (1)  3/04/06  Common S.    4,000      $39.0625
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Employee Stock Option
(right to buy)             $15.1852     10/26/98      M                  D        (1)  3/04/06  Common S.    7,000      $39.5625
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Employee Stock Option
(right to buy)             $15.1852     10/26/98      M                  D        (1)  3/04/06  Common S.    3,000      $39.5625
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Employee Stock Option
(right to buy)             $15.1852     10/26/98      M                  D        (1)  3/04/06  Common S.    5,000      $39.5625
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Employee Stock Option
(right to buy)             $15.1852     10/27/98      M                  D        (1)  3/04/06  Common S.   10,000      $39.0625
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Employee Stock Option
(right to buy)             $15.1852     10/27/98      M                  D        (1)  3/04/06  Common S.   20,000      $39.0625
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S>
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Employee Stock Option
(right to buy)                   121,563                   D
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Explanation of Responses:

(1) 25% of options vest and become exercisable on 3/18/97, with an additional 2.08% vesting each month thereafter.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations         Kurt J. Berney           11/10/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid
OMB Number.

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